Exhibit 99.7

INDEX TO FINANCIAL STATEMENTS

TABLE OF CONTENTS

AEON BIOPHARMA, INC.
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2022 and 2021 and as of June 30, 2023 (Unaudited)	F-2
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2022 and 2021 and for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021 and for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-4
Consolidated Statements of Convertible Preferred Stock and Deficit for the Years Ended December 31, 2022 and 2021 and for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-5
Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of AEON Biopharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AEON Biopharma, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations, net capital deficiency, negative cash flows from operations since inception, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Irvine, California

March 9, 2023

AEON BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Years Ended
	December 31,		June 30,
	2022	2021	2023
			(unaudited)
ASSETS
Current assets:
Cash	$9,746	$5,128	$2,603
Prepaid expenses and other current assets	92	26	59
Total current assets	9,838	5,154	2,662
Property and equipment, net	431	193	382
Operating lease right-of-use asset	475	729	382
Other assets	34	360	34
Total assets	$10,778	$6,436	$3,460
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND DEFICIT
Current liabilities:
Accounts payable	$7,805	$1,192	$6,345
Accrued clinical trials expenses	2,051	2,246	5,099
Accrued compensation	1,112	1,066	1,591
Other accrued expenses	740	697	1,871
Current portion of convertible notes at fair value, including related party amount of $38,834, $11,162 and $39,103 at December 31, 2022 and 2021, and June 30, 2023 (unaudited), respectively	70,866	15,603	73,433
Total current liabilities	82,574	20,804	88,339
Convertible notes at fair value, including related party amount of $23,132, $35,751 and $26,018 at December 31, 2022 and 2021, and June 30, 2023 (unaudited), respectively	60,426	70,762	60,932
Operating lease liability	242	524	130
Other liabilities	—	221	—
Total liabilities	143,242	92,311	149,401
Commitments and contingencies
Convertible preferred stock issuable in series, $0.0001 par value; 44,666,035 shares authorized; 21,257,708 shares issued and outstanding at December 31, 2022 and 2021, and June 30, 2023 (unaudited); liquidation preference of $141,920 at December 31, 2022 and December 31, 2021, and June 30, 2023 (unaudited)	137,949	137,949	137,949
Stockholders’ Deficit:
AEON Biopharma, Inc. stockholders’ deficit:
Common stock, $0.0001 par value; 207,450,050 shares authorized; 138,848,177 shares issued and 138,825,356 shares outstanding at December 31, 2022 and 2021, and June 30, 2023 (unaudited)	14	14	14
Additional paid-in capital	187,348	187,348	204,384
Accumulated deficit	(474,839)	(422,283)	(507,857)
Treasury stock, at cost, 22,821 shares at December 31, 2022, 2021, and June 30, 2023 (unaudited)	(23)	(23)	(23)
Total AEON Biopharma, Inc. stockholders’ deficit	(287,500)	(234,944)	(303,482)
Non-controlling interest	17,087	11,120	19,592
Total deficit	(270,413)	(223,824)	(283,890)
Total liabilities, convertible preferred stock and deficit	$10,778	$6,436	$3,460

AEON BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Years Ended		Three Months Ended		Six Months Ended
	December 31,		June 30,		June 30,
	2022	2021	2023	2022	2023	2022

			(unaudited)		(unaudited)
Operating expenses:
Selling, general and administrative	$13,675	$11,153	$4,946	$3,189	$8,787	$5,734
Research and development	34,754	25,728	9,025	8,964	18,230	17,747
Litigation settlement	—	28,966	—	—	—	—
Total operating costs and expenses	48,429	65,847	13,971	12,153	27,017	23,481
Loss from operations	(48,429)	(65,847)	(13,971)	(12,153)	(27,017)	(23,481)
Other income (loss):
Change in fair value of convertible notes	(4,416)	795	(1,453)	9,657	(6,110)	15,928
Gain on cancellation of unwind fee	—	9,550	—	—	—	—
Other income (loss), net	289	(135)	45	(1)	109	—
Total other (loss) income	(4,127)	10,210	(1,408)	9,656	(6,001)	15,928
Loss before taxes	(52,556)	(55,637)	(15,379)	(2,497)	(33,018)	(7,553)
Income taxes	—	—	—	—	—	—
Loss and comprehensive loss	$(52,556)	$(55,637)	$(15,379)	$(2,497)	$(33,018)	$(7,553)
Basic and diluted net loss per share	$(0.38)	$(0.44)	$(0.11)	$(0.02)	$(0.24)	$(0.05)
Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	138,825,356	126,252,622	138,825,356	138,825,356	138,825,356	138,825,356

AEON BIOPHARMA, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands, except per share data)

	Years Ended		Six Months Ended
	December 31,		June 30,
	2022	2021	2023	2022
			(unaudited)
Cash flows from operating activities:
Net loss	$(52,556)	$(55,637)	$(33,018)	$(7,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	68	3	48	23
Gain on cancellation of unwind fee	—	(9,550)	—	—
Write-off of deferred offering costs	331	1,978	—	—
Stock-based compensation expense	5,892	5,220	2,505	3,151
Change in fair value of convertible notes	4,416	(795)	6,110	(15,928)
Litigation settlement, non-cash through the issuance equity	—	28,966	—	—
Other	(3)	(34)	—	(2)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(66)	182	33	(12)
Accounts payable	6,613	(898)	(1,460)	810
Accrued expenses and other liabilities	(105)	2,158	4,656	3,713
Other assets and liabilities	(174)	(26)	(17)	198
Net cash used in operating activities	(35,584)	(28,433)	(21,143)	(15,600)
Cash flows from investing activities:
Purchases of property and equipment	(306)	(170)	—	(69)
Net cash used in invesing activities	(306)	(170)	—	(69)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	44,500	15,000	14,000	12,000
Payments for offering costs	—	(1,437)	—
Payment of note payable	(3,992)	—	—	—
Net cash provided by financing activities	40,508	13,563	14,000	12,000
Net increase (decrease) in cash	4,618	(15,040)	(7,143)	(3,669)
Cash at beginning of period	5,128	20,168	9,746	5,128
Cash at end of period	$9,746	$5,128	$2,603	$1,459
Supplemental disclosure of cash flow information:
Non-cash investing activities
Property and equipment assets obtained in exchange for accounts payable	$—	$27	$—	$—
Non-cash financing activities:
Issuance of common stock in connection with litigation settlement	$—	$28,966	$—	$—
Operating lease assets obtained in exchange for operating lease liabilities	$—	$747	$—	$—
Unpaid deferred offering costs	$—	$33	$—	$—

AEON BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND DEFICIT

(in thousands, except share data)

	Convertible				Additional				Non-
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury Stock		Controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Interest	Deficit
Balance as of January 1, 2021	21,257,708	$137,949	112,167,666	$11	$158,385	$(366,646)	(22,821)	$(23)	$5,039	$(203,234)
Net loss	—	—	—	—	—	(55,637)	—	—	—	(55,637)
Issuance of common stock in connection with litigation settlement	—	—	26,680,511	3	28,963	—	—	—	—	28,966
Stock-based compensation expense	—	—	—	—	—	—	—	—	6,081	6,081
Balance as of December 31, 2021	21,257,708	137,949	138,848,177	14	187,348	(422,283)	(22,821)	(23)	11,120	(223,824)
Net loss	—	—	—	—	—	(52,556)	—	—	—	(52,556)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5,967	5,967
Balance as of December 31, 2022	21,257,708	137,949	138,848,177	14	187,348	(474,839)	(22,821)	(23)	17,087	(270,413)
Net loss	—	—	—	—	—	(17,639)	—	—	—	(17,639)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,360	1,360
Balance as of March 31, 2023 (unaudited)	21,257,708	137,949	138,848,177	14	187,348	(492,478)	(22,821)	(23)	18,447	(286,692)
Net loss	—	—	—	—	—	(15,379)	—	—	—	(15,379)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,145	1,145
Debt extinguishment due to warrant modification	—	—	—	—	17,036	—	—	—	—	17,036
Balance as of June 30, 2023 (unaudited)	21,257,708	$137,949	138,848,177	$14	$204,384	$(507,857)	(22,821)	$(23)	$19,592	$(283,890)
Balance as of December 31, 2021	21,257,708	$137,949	138,848,177	$14	$187,348	$(422,283)	(22,821)	$(23)	$11,120	$(223,824)
Net loss	—	—	—	—	—	(5,056)	—	—	—	(5,056)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,429	1,429
Balance as of March 31, 2022 (unaudited)	21,257,708	137,949	138,848,177	14	187,348	(427,339)	(22,821)	(23)	12,549	(227,451)
Net loss	—	—	—	—	—	(2,497)	—	—	—	(2,497)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,722	1,722
Balance as of June 30, 2022 (unaudited)	21,257,708	$137,949	138,848,177	$14	$187,348	$(429,836)	(22,821)	$(23)	$14,271	$(228,226)

AEON BIOPHARMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Organization

Description of Business

AEON Biopharma, Inc. (“AEON” or the “Company”) is a biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection (“ABP-450”), for debilitating medical conditions. The Company was incorporated in Delaware in February 2012 under the name Alphaeon Corporation as a wholly owned subsidiary of Strathspey Crown Holdings Group, LLC (“SCH”). On December 18, 2019, the Company changed its name to “AEON Biopharma, Inc.” The Company is headquartered in Irvine, California.

On December 12, 2022, AEON and Priveterra (Nasdaq: PMGM), a special purpose acquisition company (SPAC), entered into a definitive business combination and merger agreement (the “Merger”). Upon closing of the proposed transaction, the combined company will operate as AEON Biopharma, Inc. and to list on the NYSE under the ticker symbol “AEON”. The merger closed on July 21, 2023. See Note 12 Subsequent Events.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has experienced recurring losses from operations and has a net capital deficiency and negative cash flows from operations since its inception. As of December 31, 2022, the Company reported cash of $9.7 million and an accumulated deficit of $474.8 million. As of June 30, 2023, the Company reported cash of $2.6 million and an accumulated deficit of $507.9 million. The Company expects to incur losses for the foreseeable future. As a result of these conditions, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that these consolidated financial statements are issued.

The Company expects to seek additional funding in the form of the Merger, equity financings or debt, however, there can be no assurance that such efforts will be successful or that, in the event that they are successful, the terms and conditions of such financing will be favorable. If the Company is unable to consummate the Merger or to secure additional funding when desired, the Company may need to delay the development, commercialization and marketing of its products and scale back its business and operations.

The preparation of these consolidated financial statements does not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of the Company’s liabilities and commitments in the normal course of business and does not include any adjustments to reflect the possible future effects of the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The audit report covering these accompanying consolidated financial statements includes an explanatory paragraph that describes conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s future operations are highly dependent on a combination of factors, including (1) the success of its research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) the Company’s ability to manage growth of the organization; (5) the Company’s ability to protect its technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of its product candidates.

Note 2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its controlled subsidiaries.

Prior to September 30, 2020, the Company’s consolidated results included the results of the Company’s wholly-owned affiliate, Alphaeon Credit. See Note 3, “Contribution and Distribution of Affiliated Companies” for more information.

All intercompany transactions and balances have been eliminated from the consolidated financial statements.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2023, the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2023 and 2022, convertible preferred stock and deficit and cash flows for the six months ended June 30, 2023 and 2022 and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP and, in management’s opinion, on a basis consistent with the audited financial statements and reflect all adjustments which only include normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2023 and its results of operations and comprehensive loss for the three and six months ended June 30, 2023 and 2022 and cash flows for the six months ended June 30, 2023 and 2022. The results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or any other interim period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes. The Company’s most significant estimates relate to the valuation of common stock and related stock-based compensation, the fair values of financial instruments and convertible notes, among others. Although the Company bases estimates on historical experience, knowledge of current events and actions it may undertake in the future, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments over the carrying values of assets and liabilities, this process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements.

In December 2019, a novel strain of coronavirus, which causes COVID-19, was identified. Due to the rapid and global spread of the virus, on March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. To slow the proliferation of COVID-19, governments implemented extraordinary measures, which included the mandatory closure of businesses, restrictions on travel and gatherings, and quarantine and physical distancing requirements. Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. There were no significant estimates contained in the preparation of the Company’s consolidated financial statements or impacts to the Company’s consolidated financial statements for the years ended December 31, 2022 and 2021 and for the six months ended June 30, 2023 and 2022 that were a result of the COVID-19 pandemic.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company provides segment financial information and results for its segments based on the segregation of revenues and expenses that its chief operating decision makers review for purposes of allocating resources and evaluating its financial performance.

As of December 31, 2022 and 2021 and June 30, 2023, the Company operates and manages its business as one operating and reportable segment.

Risk and Uncertainties

The Company is subject to risks common to early-stage companies in the pharmaceutical industry including, but not limited to, dependency on the clinical and commercial success of its current and any future product candidates, ability to obtain regulatory approval of its current and any future product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and patients and significant competition.

The Company relies on Daewoong Pharmaceuticals Co., Ltd. (“Daewoong”), a South Korean pharmaceutical manufacturer, as an exclusive and sole supplier to manufacture the Company’s source material for product candidates. Any termination or loss of significant rights, including exclusivity, under the Company’s license and supply agreement with Daewoong (the “Daewoong Agreement”) would materially and adversely affect the Company’s commercialization of its products. See Note 7, “Commitments and Contingencies” for a discussion of the Daewoong Agreement.

Any ongoing direct or indirect impact of COVID-19 on the Company’s business, results of operations and financial condition, including clinical trials delays and costs, will depend on future developments that are highly uncertain, including any new outbreaks of COVID-19 and the actions taken to contain them, as well as the economic impact on local, regional, national and international markets.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. The cost of property and equipment is depreciated over the estimated useful lives of the respective assets. The Company’s furniture and fixtures are depreciated on a straight-line basis over a period of seven years. Equipment is depreciated over a useful life of three years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the related lease term. Property and equipment, net, as of December 31, 2022 and June 30, 2023 are as follows (in thousands):

			June 30,
	December 31,		2023
	2022	2021	(unaudited)
Furniture and fixtures	$199	130	$199
Equipment	237	—	$237
Leasehold improvements	66	66	$66
Property and equipment	502	196	502
Accumulated depreciation	(71)	(3)	(120)
Property and equipment, net	$431	$193	$382

Deferred Initial Public Offering Costs and 2022 Definitive Business Combination Agreement and Merger Costs

Specific incremental legal fees, accounting fees and other fees directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering or are expensed as incurred. In the event the planned offering does not occur, the deferred offering costs would be expensed. As of January 1, 2021, the Company had $0.8 million of capitalized offering cost. During 2021, the Company incurred additional offering costs of $1.5 million and wrote off $2.0 million of offering costs. As of December 31, 2021, the Company had $0.3 million of capitalized offering costs. During 2022, the Company did not incur any offering costs and wrote-off $0.3 million of offering costs. During the six months ended June 30, 2022, the Company did not incur any offering costs. As of December 31, 2022 and June 30, 2023, capitalized offering costs were $0. During the year ended December 31, 2022, the Company incurred and recorded as selling, general and administrative expenses $3.0 million related to the definitive business combination agreement and Merger. During the three and six months ended June 30, 2023, the Company incurred and recorded as selling, general and administrative expenses $2.6 million and $3.5 million, respectively, related to the definitive business combination agreement and Merger. See Note 1, Organization, Description of Business.

Fair Value Option

The Company elects to account for its convertible promissory notes, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value are recorded as a component of non-operating loss in the consolidated statements of operations and comprehensive loss or as a component of other comprehensive loss for changes related to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the convertible promissory notes are expensed as incurred.

Investments

The Company’s equity investments are accounted for under the equity method of accounting when the Company can exert significant influence and the Company’s ownership interest does not exceed 50%. The Company initially records equity method investments at cost and adjusts for the appropriate share of investee net earnings or losses.

Convertible Preferred Stock

The Company records convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The convertible preferred stock is classified outside of permanent equity as temporary equity in the accompanying consolidated balance sheets. Although the convertible preferred stock is not redeemable, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock may have the right to receive their liquidation preference to any distribution of the proceeds under the terms of the Company’s amended and restated certificate of incorporation. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values will be made only when it becomes probable that such redemption will occur.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair value measurements are based on a three-tiered valuation hierarchy, which is classified and disclosed by the Company in one of the three categories as follows:

•	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•	Level 3 — Prices or valuation techniques that require unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Leases

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term using the Company’s incremental borrowing rate applicable to the underlying asset unless the implicit rate is readily determinable. The Company determines the lease term as the noncancellable period of the lease, and may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheets.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs associated with clinical studies including clinical trial design, clinical site reimbursement, data management, travel expenses and the cost of products used for clinical trials and internal and external costs associated with the Company’s regulatory compliance and quality assurance functions, including the costs of outside consultants and contractors that assist in the process of submitting and maintaining regulatory filings, and overhead costs. Additionally, research and development expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses and an allocation of facility overhead expenses. Costs incurred in obtaining technology licenses are charged to research and development expense as acquired in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.

The Company accrues the expenses for its clinical trial activities performed by third parties, including clinical research organizations and other service providers, based upon estimates of the work completed over the life of the individual study in accordance with associated agreements. The Company determines these estimates through discussion with internal personnel and outside service providers as to progress or stage of completion of trials or services pursuant to contracts with clinical research organizations and other service providers and the agreed-upon fee to be paid for such services. Payments made to outside service providers in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. There have been no material adjustments to the Company’s accrued estimates for clinical trial activities through December 31, 2022 and June 30, 2023.

Stock-Based Compensation

The Company recognizes compensation expense for all share-based awards. The Company accounts for stock-based compensation as measured at grant date, based on the fair value of the award. The Company measures the fair value of awards granted using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the estimated fair value of common stock, the expected volatility of the Company’s common stock, expected risk-free interest rate, and the option’s expected life. The Company also evaluates the impact of modifications made to the original terms of equity awards when they occur.

The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period. Stock-based compensation expense is recognized net of actual forfeitures when they occur, as an increase to additional paid-in capital or noncontrolling interest in the consolidated balance sheets and in selling, general and administrative or research and development expenses in the consolidated statements of operations and comprehensive loss. All stock-based compensation costs are recorded in the consolidated statements of operations and comprehensive loss based upon the underlying employee’s role within the Company.

Noncontrolling Interest

ABP Sub Inc., the Company’s wholly owned subsidiary, grants stock options to certain employees and nonemployee consultants of ABP Sub Inc. The Company accounts for stock-based compensation expense recognized by ABP Sub Inc. as an increase in noncontrolling interest in the accompanying consolidated financial statements. See Note 11, “Share-based Compensation” for more information.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards and are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

The Company records uncertain tax positions on the basis of a two-step process whereby (i) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss. Any accrued interest and penalties related to uncertain tax positions will be reflected as a liability in the balance sheet.

Net Loss Per Share Attributable to Common Stockholders

The Company calculates basic and diluted net loss per share to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considers all series of convertible preferred stock to be participating securities as they participate in any dividends declared by the Company. Under the two-class method, undistributed earnings allocated to these participating stockholders are subtracted from net income in determining net income attributable to common stockholders. Net loss attributable to common stockholders is not allocated to convertible preferred stock as the holders of convertible preferred stock do not have a contractual obligation to share in losses.

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for potentially dilutive shares of common stock. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock and potentially dilutive securities outstanding for the period using the “treasury stock,” “if converted” or “two-class” method if their inclusion would have been anti-dilutive. For purposes of the diluted net loss per share calculation, convertible preferred stock, warrants, convertible notes and common stock options are considered as potentially dilutive securities.

Since the Company was in a loss position for the three and six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, basic net loss per share is the same as diluted net loss per share as the inclusion of all potentially dilutive common shares was anti-dilutive.

Basic and diluted net loss per share for the year ended December 31, 2021 was calculated as follows (in thousands, except share and per share amounts):

Year ended December 31, 2021
Net loss available to AEON common stockholders	$(55,637)
Weighted average common shares outstanding, basic and diluted	126,252,622
Net loss per share attributable to AEON common stockholders, basic and diluted	$(0.44)

Basic and diluted net loss per share for the year end December 31, 2022 was calculated as follows (in thousands, except share and per share amounts):

Year Ended December 31, 2022
Net loss available to AEON common stockholders	$(52,556)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share attributable to AEON common stockholders, basic and diluted	$(0.38)

Basic and diluted net loss per share for the three months ended June 30, 2022 was calculated as follows (in thousands, except share and per share amounts):

Three Months Ended June 30, 2022 (unaudited)
Net loss available to AEON common stockholders	$(2,497)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share attributable to AEON common stockholders, basic and diluted	$(0.02)

Basic and diluted net loss per share for the three months ended June 30, 2023 was calculated as follows (in thousands, except share and per share amounts):

Three Months Ended June 30, 2023 (unaudited)
Net loss available to AEON common stockholders	$(15,379)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share attributable to AEON common stockholders, basic and diluted	$(0.11)

Basic and diluted net loss per share for the six months ended June 30, 2022 was calculated as follows (in thousands, except share and per share amounts):

Six Months Ended June 30, 2022 (unaudited)
Net loss available to AEON common stockholders	$(7,553)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share attributable to AEON common stockholders, basic and diluted	$(0.05)

Basic and diluted net loss per share for the six months ended June 30, 2023 was calculated as follows (in thousands, except share and per share amounts):

Six Months Ended June 30, 2023 (unaudited)
Net loss available to AEON common stockholders	$(33,018)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share attributable to AEON common stockholders, basic and diluted.	$(0.24)

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding because such securities have an anti-dilutive impact:

			June 30,
	December 31,		(unaudited)
	2022	2021	2023	2022
Convertible preferred stock outstanding	21,257,708	21,257,708	21,257,708	21,257,708
Convertible preferred stock warrants outstanding	342,011	342,011	—	342,011
Common stock options	9,694,890	10,516,525	9,694,890	10,516,525
Restricted Stock Units	—	—	1,169,366	—
	31,294,609	32,116,244	32,121,964	32,116,244

Contingencies

The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. The Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.

Recently Adopted Accounting Standards

In June 2016, the FASB issued an accounting standards update (ASU 2016-13) that amended the guidance on the measurement of credit losses on financial instruments. The guidance amended the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain financial instruments. In November 2019, the FASB issued an update to the guidance to defer the effective date for all entities except SEC filers that are not smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those years. The Company adopted this standard on January 1, 2023. The adoption of this standard did not have an impact on the Company’s consolidated financial statements or related disclosures.

In August 2020, the FASB issued Accounting Standards Update (ASU 2020-06) that simplified the accounting for certain financial instruments with characteristics of liabilities and equity by reducing the number of accounting models for convertible debt and convertible preferred stock instruments. It also amended the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modified how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. The Company adopted this standard on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

New Accounting Standards Not Yet Adopted

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not, or are not believed by management to, have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3.     Contribution and Distribution of Affiliated Companies

In January 2020, the Company formed a wholly owned subsidiary, named Alphaeon 1 LLC (A1). The Company’s Board of Directors approved the contribution of its equity method interest in Evolus, Inc., which was a wholly owned subsidiary of the Company prior to Evolus’ completion of an initial public offering (“IPO”) in February 2018, to A1. At the time of this contribution, the Company owned 8,662,346 shares of Evolus, representing approximately 26% of the outstanding shares of Evolus. The Company then distributed all of the units of A1 to its current stockholders on a one common unit or one preferred unit for one share of its common stock or preferred stock, as applicable, basis. In connection with the distribution of the units of A1 to the Company’s stockholders, each of the holders of the Company’s 2019 Convertible Notes were granted contingent warrants by A1 to purchase shares of Evolus from A1. See Note 4, “Related Party Transactions” for further discussion.

As a result of the distribution, the Company no longer holds any membership interests in A1 nor any equity interest in Evolus. The Company derecognized the equity investment in Evolus from its balance sheet in January 2020 at the carrying value, which was the fair value. Upon the concurrent distribution to its current stockholders, the Company recorded an in-kind dividend of $105.8 million for the value equal to the fair value of the equity investment in Evolus.

In September 2020, the Company formed Alphaeon Credit HoldCo LLC (AC HoldCo) and contributed all of its stock in Alphaeon Credit to AC HoldCo in exchange for all the interests in AC HoldCo, which the Company then distributed to its stockholders, pro-rata. At the time of this contribution, the Company owned 100% of the outstanding stock of Alphaeon Credit. In connection with the contribution and distribution, AC HoldCo issued to the holders of the 2019 Convertible Notes a contingent warrant to purchase, upon a qualifying listing (defined as the Company’s first underwritten public offering) or an event of default, the common stock of Alphaeon Credit. See Note 4, “Related Party Transactions” for further discussion. As a result, the Company no longer holds any interest in Alphaeon Credit or AC HoldCo.

In September 2020, the Company formed Zelegent HoldCo LLC (Z HoldCo) and contributed all of its equity investment in Zelegent, Inc. (Zelegent), a privately held clinical trial stage medical device manufacturer focusing on creating tools to treat disorders, to Z HoldCo in exchange for all the interests in Z HoldCo, which the Company then distributed to its shareholders, pro-rata. At the time of this contribution, the Company had approximately a 35% ownership interest in Zelegent. In connection with the contribution and distribution, Z HoldCo issued to the holders of the 2019 Convertible Notes a contingent warrant to purchase, upon a qualifying listing (defined as the Company’s first underwritten public offering) or event of default, the common stock of Zelegent. See Note 4, “Related Party Transactions” for further discussion. As a result, the Company no longer holds any equity interest in Zelegent or Z HoldCo.

The Company derecognized the assets and liabilities of Alphaeon Credit and the equity investment in Zelegent from its consolidated balance sheet effective September 30, 2020 at the carrying value. Upon the concurrent distribution to its current stockholders of its interests in AC HoldCo and Z HoldCo, the Company recorded an in-kind dividend of $2.5 million for the value equal to the carrying amount of its investments in Alphaeon Credit and Zelegent.

On December 12, 2022, Priveterra and AEON executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, Priveterra also entered into the Sponsor Support Agreement, the AEON Stockholder Support Agreement and the AEON Noteholder Support Agreement, in each case, with the applicable other parties thereto.

Note 4.    Related Party Transactions

2019 Debt Financings

In June 2019, the Company entered into a senior unsecured note purchase agreement (the “Original 2019 Note Purchase Agreement”), with Dental Innovations, pursuant to which the Company issued Dental Innovations a promissory note (the “Original 2019 Note”) with a principal amount of $5.0 million. Pursuant to the terms of the Original 2019 Note, the Company was required to repay a total of $8.75 million, representing all principal and interest owed, upon the earliest to occur of (i) June 19, 2022, (ii) Dental Innovations’ demand for repayment following the Company’s completion of an initial public offering and (iii) the Company’s election to repay the Original 2019 Note in full.

Under the Original 2019 Note Purchase Agreement, Dental Innovations committed to purchase from the Company an additional promissory note with a principal amount of $5.0 million, subject to the Company issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. Any such additional promissory notes would have the same payment terms as the Original 2019 Notes.

In December 2019, the Company entered into an amendment to the Original 2019 Note Purchase Agreement that provided for the exchange of the Original 2019 Note for a convertible promissory note with a principal amount of $5.0 million. In addition, Dental Innovations was no longer committed to purchase from the Company an additional promissory note with a principal amount of $5.0 million subject to the Company issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. In December 2019, the Company issued and sold five additional convertible promissory notes, each with a principal amount of $1.0 million, including one to SCH and one to a member of the Company’s board of directors (all such convertible promissory notes, the “2019 Convertible Notes”).

The Company’s payment and performance under the 2019 Convertible Notes are guaranteed by ABP Sub Inc., its wholly owned subsidiary. Pursuant to the terms of the 2019 Convertible Notes, the Company is required to repay 175% of the principal amount to the holders on the third anniversary of their issuance. In the event of an underwritten public offering of the Company’s common stock, the 2019 Convertible Notes will automatically convert into a number of shares of the Company’s common stock equal to 175% of the principal amount of the 2019 Convertible Notes, divided by the per share price at which shares are offered to the public in such offering.

Due to certain embedded features within the 2019 Convertible Notes, the Company elected to account for the 2019 Convertible Notes and all their embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the 2019 Convertible Notes were expensed as incurred.

In January 2020, in connection with the distribution of the units of A1 to the Company’s stockholders, each of the holders of the Company’s 2019 Convertible Notes were granted contingent warrants by A1 to purchase shares of Evolus from A1. The contingent warrants are exercisable at the option of the holders only prior to the Company’s first underwritten public offering of common stock under the Securities Act of 1933, as amended (the “Securities Act”), or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and receive a number of shares of Evolus from A1 having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of the noteholder’s 2019 Convertible Note into shares of the Company’s common stock. The amount of cancelled indebtedness that can be so applied in exercise of the contingent warrant is capped as the ratio that the value of Evolus shares held by A1 bears to the combined value of (i) the Evolus shares held by A1 and (ii) the Company immediately prior to consummation of the Company’s first underwritten public offering of common stock under the Securities Act.

In September 2020, in connection with the distribution of the units of AC HoldCo and Z HoldCo to the Company’s stockholders, each of the holders of the Company’s 2019 Convertible Notes were granted contingent warrants by AC HoldCo and Z HoldCo to purchase shares of Alphaeon Credit and Zelegent from AC HoldCo and Z HoldCo. The contingent warrants are exercisable at the option of the holders only prior to the Company’s first underwritten public offering of common stock under the Securities Act, or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and receive a number of shares of Alphaeon Credit and/or Zelegent from AC HoldCo and Z HoldCo having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of the noteholder’s 2019 Convertible Note into shares of the Company’s common stock. The amount of cancelled indebtedness that can be so applied in exercise of the contingent warrant is capped as the ratio of aggregate indebtedness held by the convertible note holder as a proportion of the value of Alphaeon Credit or Zelegent to the value of the Company.

As of December 31, 2022 and 2021 and June 30, 2023, no contingent warrants were exercised by the Company’s stockholders to reduce the Company’s convertible note obligations. During the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022, the Company recognized $(1.7) million, $0.1 million, $(0.7) million and $(0.1) million, respectively, of (expense) income related to the (increase) decrease in the fair value of the 2019 Convertible Notes. During the three months ended June 30, 2023 and 2022, the Company recognized $(0.1) million and $(2.0) million, respectively, of expense related to the increase in the fair value of the 2019 Convertible Notes. In April 2023, the contingent warrants were amended to include the merger between AEON, Priveterra Acquisition Corp., and Priveterra Merger Sub, Inc. as a qualifying listing under the warrant agreement, state that the holders of the contingent warrants will exercise the warrants, and that the holders will receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since Evolus and Alphaeon Credit are related parties of AEON, the debt extinguishment is accounted for as a capital transaction. As such, during the three and six months ended June 30, 2023, due to the warrant modification, the Company recognized a $5.2 million reduction to the underlying fair value of the convertible notes and recorded a corresponding increase of $5.2 million to additional paid in capital. As of December 31, 2022 and 2021 and as of June 30, 2023, the principal amount outstanding under the 2019 Convertible Notes was $6.0 million, $10.0 million and $6.0 million, respectively, with an estimated fair value of $13.3 million, $15.6 million and $8.7 million, respectively.

Additionally, on July 22, 2022, the 2019 debt was amended. The Dental Innovations note’s maturity date was extended from June 19, 2022 to December 29, 2023. The original note had a principal of $5.0 million. Upon the original maturity date, the total due was 175% of principal, which equals $8.7 million (includes an additional amount of $3.7 million). Interest was increased from 0.0% to 15.79% on the total payable of $8.7 million from the original maturity date of June 19, 2022 to the new maturity date of December 29, 2023.

On July 22, 2022, the Simhambhatla, Jaywin, Willis, and Malik notes’ maturity dates were extended from November 1, 2022, December 12, 2022, December 12, 2022 and December 18, 2022, respectively, to December 29, 2023. Each of the four notes had a principal of $1.0 million. Upon the original maturity date, the total due on each of the four notes was 175% of principal, which equals $1.7 million (includes an additional amount of $0.7 million). At the original maturity dates, the principal sum of $1.0 million was paid back to each of the note holders. The remaining $0.7 million is due at the extended maturity date of December 29, 2023. The interest rate was increased from 0.0% to 10.0% interest on the remaining $0.7 million from the original maturity date to the new maturity date.

The 2019 Strathspey Crown Note’s maturity date was extended from December 18, 2022 to December 29, 2023. The original Note had a principal of $1.0 million. Upon the original maturity date, the total due was 175% of principal, which equals $1.7 million. The interest rate was increased from 0.0% to 15.79% on the total of $1.7 million from the original maturity date to the new maturity date.

SCH Convertible Note

Since December 2013, the Company had been party to an intercompany credit line promissory note (the “Strathspey Crown Note”), pursuant to which SCH, the Company’s majority stockholder, had advanced borrowings to the Company to fund its capital requirements. Effective as of January 2, 2020, the Company and SCH cancelled all obligations under the Strathspey Crown Note and in exchange the Company issued a convertible promissory note to SCH (the “SCH Convertible Note”) with a principal amount of $17.5 million. The Company accounted for the debt exchange as an extinguishment of the Strathspey Crown Note and recognized a loss on debt extinguishment of $11.2 million, representing the difference between the fair value of the SCH Convertible Note of $26.5 million at January 2, 2020 and total obligations outstanding under the Strathspey Crown Note of $15.8 million less the unamortized borrowing cost of $0.5 million.

The Company’s payment and performance under the SCH Convertible Note are guaranteed by ABP Sub Inc. Pursuant to the terms of the SCH Convertible Note, the Company is required to repay 175% of the principal amount to SCH on the third anniversary of its issuance. In the event of an underwritten public offering of the Company’s common stock, the SCH Convertible Note will automatically convert into a number of shares of the Company’s common stock equal to 175% of the principal amount of the SCH Convertible Note, divided by the per share price at which shares are offered to the public in such offering.

Due to certain embedded features within the SCH Convertible Note, the Company elected to account for the SCH Convertible Note and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, any direct costs and fees related to the SCH Convertible Note were expensed as incurred.

During the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022, the Company recognized $(2.1) million, $1.8 million, $(2.1) million and $1.8 million, respectively, of (expense) income related to the (increase) decrease in the fair value of the SCH Convertible Note. During the three months ended June 30, 2023 and 2022, the Company recognized $(0.6) million and $(0.2) million, respectively, of expense related to the increase in the fair value of the SCH Convertible Note. In April 2023, the contingent warrants were amended to include the merger between AEON, Priveterra Acquisition Corp., and Priveterra Merger Sub, Inc. as a qualifying listing under the warrant agreement, state that the holders of the contingent warrants will exercise the warrants, and that the holders will receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since Evolus and Alphaeon Credit are related parties of AEON, the debt extinguishment is accounted for as a capital transaction. As such, during the three and six months ended June 30, 2023 due to the warrant modification, the Company recognized a $11.8 million reduction to the underlying fair value of the convertible notes and recorded a corresponding increase of $11.8 million to additional paid in capital. As of December 31, 2022 and 2021 and as of June 30, 2023 the principal amount outstanding under the SCH Convertible Note was $18.0 million with an estimated fair value of $27.6 million, $25.5 million and $18.0 million, respectively.

Additionally, the 2020 Strathspey Crown note’s maturity date was extended from January 2, 2023 to December 29, 2023. The original note had a principal of $17.5 million. Upon the original maturity date, the total due was $30.6 million. The interest rate was increased from 0.0% to 15.79% on the total of $30.6 million from the original maturity date to the new maturity date.

A1 Convertible Notes

In December 2021, the Company entered into an agreement with A1 (the “A1 Purchase Agreement”), pursuant to which the Company issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $25.0 million. On December 8 and 15, 2021, the Company issued two convertible notes (collectively, the “2021 A1 Convertible Notes”), each with a principal amount of $5.0 million and totaling $10.0 million, that mature on the third anniversary of its issuance. The A1 Convertible Notes are unsecured and subordinated to the Company’s other convertible notes.

The 2021 A1 Convertible Notes bear interest, compounded daily, at the lesser of 10% per annum or the maximum rate permissible by law. Interest is paid in-kind by adding the accrued amount thereof to the principal amount on a monthly basis on the last day of each calendar month for so long as any principal amount remains outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”).

Immediately prior to an initial public offering, all of the then outstanding principal amount and accrued and unpaid interest under the 2021 A1 Convertible Notes will automatically convert into shares of the Company’s common stock. The number of shares of common stock issuable upon conversion of the 2021 A1 Convertible Notes is equal to (i) the outstanding loan amount (including the PIK Interest) divided by (ii) the product of (a) the price per share of such common stock issued to the public in the Initial Public Offering multiplied by (b) the applicable discount rate. The discount rate is determined for each note based on the number of days elapsed between the date the applicable note was executed and the date on which a conversion event is formally announced and shall be equal to (x) 10% if between zero and 90 days, (y) 15% if between 91 and 180 days, or (z) 20% if greater than 180 days.

Due to certain embedded features within the 2021 A1 Convertible Notes, the Company elected to account for the 2021 A1 Convertible Notes and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the accompanying consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk.

During the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022, the Company recognized $0.6 million, $(0.2) million $(1.2) million and $1.6 million, respectively of income (expense) related to the change in the fair value of the 2021 A1 Convertible Notes. During the three months ended June 30, 2023 and 2022, the Company recognized $(0.7) million and $(0.2) million, respectively, of expense related to the increase in the fair value of the 2021 A1 Convertible Notes. As of December 31, 2022 and 2021 and as of June 30, 2023, the principal amount outstanding under the 2021 A1 Convertible Notes was $10 million with an estimated fair value of $9.6 million and $10.2 million, and $10.8 million, respectively.

During the year ended December 31, 2022, the Company issued five additional tranches of subordinated convertible promissory notes to A1 on February 18, 2022, March 9, 2022, April 14, 2022, June 3, 2022 and July 1, 2022 (collectively, the “2022 A1 Convertible Notes”), the first four with a principal amount of $3.0 million each and the fifth issued July 1, 2022, for a principal amount of $2.5 million and totaling $14.5 million. The terms of the 2022 A1 Convertible Notes are similar to those of the 2021 A1 Convertible Notes. During the year ended December 31, 2022 and the six months ended June 30, 2023 and 2022, the Company recognized $(1.0) million, $1.7 million and $(1.9) million of income (expense), respectively related to the change in the fair value of the 2022 A1 Convertible Notes. During the three months ended June 30, 2023 and 2022, the Company recognized $(1.0) million and $(0.9) million, respectively, of expense related to the increase in the fair value of the 2022 A1 Convertible Notes. As of December 31, 2022 and June 30, 2023, the principal balance was $14.5 million with an estimated fair value of $13.5 million and $15.2 million, respectively.

Additionally, on March 30, 2022, the Company amended the 2021 A1 Convertible Notes and the convertible notes issued on February 18, 2022 and March 9, 2022 to remove the discount rate associated with the automatic conversion of any outstanding convertible notes into share of common stock in connection with an initial public offering.

On March 6, 2023, the Company entered into an agreement with A1, pursuant to which the Company issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (“March 2023 A1 Convertible Notes”) that mature on the earlier of (x) the date of the consummation of the merger by the Company and Priveterra Merger Sub pursuant to such business combination and (y) December 29, 2023. The March 2023 A1 Convertible Notes bear interest at 15.79%, based on simple interest daily, unless issued at least five days prior to maturity date. The March 2023 A1 Convertible Notes are unsecured and subordinated to the Company’s other convertible notes. At June 30, 2023, the principal amount outstanding was $6 million with an estimated fair value of $6.1 million. The Company recognized $(0.1) million of expense in the six months ended June 30, 2023, related to the change in fair market value of the March 2023 A1 Convertible Notes. The Company recognized $1.9 million of income during the three months ended June 30, 2023, related to the change in fair market value of the March 2023 A1 Convertible Notes.

On May 2, 2023, the Company entered into an agreement with A1, pursuant to which the Company issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (“May 2023 A1 Convertible Notes”) that mature on the earlier of (x) the date of the consummation of the merger by the Company and Priveterra Merger Sub pursuant to such business combination and (y) December 29, 2023. The May 2023 A1 Convertible Notes bear interest at 15.79%, based on simple interest daily, unless issued at least five days prior to maturity date. The May 2023 A1 Convertible Notes are unsecured and subordinated to the Company's other convertible notes. At June 30, 2023, the principal amount outstanding was $6 million with an estimated fair value of $5.9 million. The Company recognized $0.1 million of income during the six months ended and three months ended June 30, 2023, related to the change in fair market value of the May 2023 A1 Convertible Notes.

On June 27, 2023, the Company entered into an agreement with A1, pursuant to which the Company issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $2.0 million (“June 2023 A1 Convertible Notes”) that mature on the earlier of (x) the date of the consummation of the merger by the Company and Priveterra Merger Sub pursuant to such business combination and (y) December 29, 2023. The June 2023 A1 Convertible Notes bear interest at 15.79%, based on simple interest daily, unless issued at least five days prior to maturity date. The June 2023 A1 Convertible Notes are unsecured and subordinated to the Company's other convertible notes. At June 30, 2023, the principal amount outstanding was $2.0 million with an estimated fair value of $1.9 million. The Company recognized $0.1 million of income during the six months ended and three months ended June 30, 2023, related to the change in fair market value of the June 2023 A1 Convertible Notes.

Clarion Unwind Fee

In 2014, the Company acquired all outstanding voting equity interests of Clarion Medical Technologies Inc. (“Clarion”) pursuant to a shareholders’ agreement (the “Shareholders’ Agreement”). The Shareholders’ Agreement provided the previous equity holders of Clarion the right (the “Unwind Right”) to an unwind fee of approximately $9.55 million (the “Unwind Fee”) to unwind the Company’s acquisition of Clarion. In 2016, the previous equity holders of Clarion exercised the Unwind Right and the Unwind Fee became a joint and several obligation of the Company and SCH, its majority stockholder.

In November 2017, the Company and SCH entered into a side letter and guarantee agreement (“Side Letter”) with Clarion and the previous equity holders of Clarion in which the Company agreed to cause Evolus to enter into an exclusive distribution and supply agreement, dated as of November 30, 2017 (the “Distribution Agreement”) with Clarion. The Distribution Agreement provided terms pursuant to which Evolus would exclusively supply DWP-450 to Clarion in Canada, if Evolus obtained the necessary regulatory approval from Health Canada. Evolus received approval from Health Canada in August 2018 for the temporary improvement in the appearance of moderate to severe glabellar lines in adult patients under 65 years of age. The Distribution Agreement also sets forth that a portion of the proceeds received by Evolus from each unit of DWP-450 purchased by Clarion shall be paid directly to the previous equity holders of Clarion, and will reduce, on a dollar-for-dollar basis, the amount of the Unwind Fee owed by the Company until paid in full.

Pursuant to the Side Letter, the Company and SCH are obligated to pay the Unwind Fee upon an acceleration event within 30 days of such event. For purposes of the Side Letter, each of the following events constitutes an acceleration event (each, an Acceleration Event): (i) the Unwind Fee is not paid in full by December 31, 2022, (ii) there is a material default of obligations by Evolus under the Distribution Agreement, (iii) a claim or interruption of more than 60 days occurs under the Distribution Agreement that impairs Clarion’s ability to sell DWP-450 in Canada as the sole distributor, (iv) an initial public offering or any change in control involving the Company or Evolus that results in either company receiving net proceeds of $700 million, (v) the bankruptcy or assignment for the benefit of creditors of the Company or Evolus, or (vi) the termination of the License and Supply Agreement, dated as of September 30, 2013, as amended (the “Evolus Supply Agreement”), by and between Evolus and Daewoong.

In addition, pursuant to the Side Letter, the Company and SCH re-affirmed to the previous equity holders of Clarion the obligation of the Company and SCH to pay the Unwind Fee should Evolus fail to supply DWP-450 to Clarion or cause the Distribution Agreement to terminate. The Company and SCH further agreed to pay the unpaid amount of the Unwind Fee on December 31, 2022, if demanded by the previous equity holders of Clarion.

On March 23, 2021, Evolus, Clarion, and Daewoong entered into an addendum to the Distribution Agreement to provide for Clarion to purchase DWP-450 directly from Daewoong. As a result, the Company’s obligation under the Distribution Agreement to pay the Unwind Fee to the previous equity holders of Clarion was cancelled. The Company recognized a gain on cancellation of the Unwind Fee of $9.55 million during the year ended December 31, 2021 with a corresponding decrease in other liabilities in the accompanying consolidated financial statements.

Shared Services Agreements with Strathspey Crown Limited, LLC

In August 2019, the Company entered into services agreements with Strathspey Crown Limited, LLC, an affiliate of SCH with an effective date of January 2019. Pursuant to the services agreements, Strathspey Crown Limited, LLC provides the Company certain administrative and development support services, including certain general management, communication, human resources, office, rent and information technology services. The Company pays Strathspey Crown Limited, LLC an allocable share of the actual cost incurred by Strathspey Crown Limited, LLC in providing such services, plus a 10% markup, as well as an allocable share of Strathspey Crown Limited, LLC’s overhead expenses, including office rent, depreciation, maintenance, utilities and supplies. The services agreements have a one-year term and will renew for successive one-year terms unless sooner terminated by either party. The Company or Strathspey Crown Limited, LLC may terminate the services agreements upon sixty days’ notice to the other party. The services agreements were terminated in December 2021. For the years ended December 31, 2022 and 2021 the costs related to the shared services agreements of $0 million and $0.1 million, respectively, included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. There were no cost incurred for the three and six months ended June 30, 2023 and 2022.

Note 5.    Daewoong Convertible Notes

In August 2020, the Company entered into a Convertible Promissory Note Purchase Agreement with Daewoong (the “Daewoong Purchase Agreement”), pursuant to which the Company issued Daewoong two subordinated convertible promissory notes (collectively, the “2020 Daewoong Convertible Notes”) with an aggregate principal amount of $25.0 million. The 2020 Daewoong Convertible Notes have similar terms, of which one was issued on August 27, 2020 with a principal amount of $10.0 million and the other was issued on September 18, 2020 with a principal amount of $15.0 million. The 2020 Daewoong Convertible Notes are unsecured and subordinated to the Company’s 2019 Convertible Notes. The Company’s payment and performance under the 2020 Daewoong Convertible Notes are guaranteed by ABP Sub Inc., its wholly owned subsidiary.

The 2020 Daewoong Convertible Notes bear interest daily at 3% per annum with semiannual compounding. Interest is paid in-kind by adding the accrued amount thereof to the principal amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any principal amount remains outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”). The 2020 Daewoong Convertible Notes mature on September 18, 2025.

Pursuant to its terms, Daewoong may elect to convert all of the then outstanding principal amount and all accrued and unpaid interest into the Company’s common stock at any time following the date that is 12 months after September 18, 2020, provided, that such election shall be made at the same time with respect to all notes issued to Daewoong. The number of shares issuable upon any conversion shall be equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $25.0 million and (ii) multiplied by 9.99% of the aggregate of all of the shares of the Company’s common stock then outstanding, the Company’s common stock issuable upon conversion or exercise of all of the outstanding convertible or exercisable securities, all outstanding vested or unvested options or warrants to purchase the Company’s capital stock, but excluding all out-of-the-money options, and all shares of common stock issuable upon conversion of any convertible debt (whether or not such debt is convertible at such time).

Immediately prior to an initial public offering, all of the then outstanding principal amount and accrued and unpaid interest under the 2020 Daewoong Convertible Notes will automatically convert into shares of the Company’s common stock. The number of shares of common stock issuable upon conversion of the 2020 Daewoong Convertible Notes is equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $25.0 million and (ii) multiplied by the greater of (A) 9.99% of the pre-IPO shares of the Company, and (B) that number of shares having an aggregate value of $20.0 million immediately prior to the IPO based upon a price per share of such common stock issued to the public in the IPO; provided, however, that in no event shall Daewoong’s ownership exceed 15% of the pre-IPO shares of the Company after taking into account conversion of the 2020 Daewoong Convertible Notes. In the event, and only in the event, that shares of the Company are sold in the IPO whereby the pre-money valuation of the Company is $200.0 million or greater, within five business days of the conversion of the 2020 Daewoong Convertible Notes, the Company shall pay to Daewoong the PIK Principal plus all accrued and unpaid interest either in cash or by the issuance of additional shares of common stock at the price per share in the IPO, which payment method shall be at the Company’s sole election.

In May 2021, the Daewoong Purchase Agreement was amended to provide for the issuance of an additional subordinated convertible promissory note by the Company to Daewoong at an initial principal amount of $5.0 million. The subordinated convertible promissory note was issued with terms similar to the two subordinated convertible promissory notes issued in 2020 and matures on May 12, 2026 (all such convertible promissory notes, the “Daewoong Convertible Notes”).

Pursuant to the terms of the amended Daewoong Purchase Agreement, Daewoong may elect to convert all of the then outstanding principal amount and all accrued and unpaid interest into the Company’s common stock at any time following the date that is 12 months after September 18, 2020, provided, that such election shall be made at the same time with respect to all notes issued to Daewoong. The number of shares of common stock issuable upon conversion is equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $30.0 million and (ii) multiplied by 11.99% of the aggregate of all of the shares of the Company’s common stock then outstanding, the Company’s common stock issuable upon conversion or exercise of all of the outstanding convertible or exercisable securities, all outstanding vested or unvested options or warrants to purchase the Company’s capital stock, but excluding all out-of-the-money options, and all shares of common stock issuable upon conversion of any convertible debt (whether or not such debt is convertible at such time).

In addition, immediately prior to an initial public offering, all of the then outstanding principal amount and accrued and unpaid interest under the convertible notes will automatically convert into shares of the Company’s common stock. The number of shares of common stock issuable upon conversion of the convertible notes is equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $30.0 million and (ii) multiplied by the greater of (A) 11.99% of the pre-IPO shares of the Company, and (B) that number of shares having an aggregate value of $24.0 million immediately prior to the IPO based upon a price per share of such common stock issued to the public in the IPO; provided, however, that in no event shall Daewoong’s ownership exceed 18% of the pre-IPO shares of the Company after taking into account conversion of the Daewoong Convertible Notes.

Due to certain embedded features within the Daewoong Convertible Notes, the Company elected to account for the Daewoong Convertible Notes, including the paid-in-kind principal and interest, and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, any direct costs and fees related to the Daewoong Convertible Notes were expensed as incurred.

On July 29, 2022, the Company entered into a Convertible Promissory Note Purchase Agreement (the “Agreement”) between the Company and Daewoong Co., LTD. and received $30 million. The Note has a stated interest rate of 15.79% per annum. The note matures on December 29, 2023. The Notes may be prepaid, in whole, without premium or penalty at any time prior to the maturity date.

During the years ended December 31, 2022 and 2021, and the six months ended June 30, 2023 and 2022, the Company recognized $(2.2) million, $(0.8) million, and $(0.4) million and $10.8 million of (expense) income, respectively, related to the change in the fair value of the Daewoong Convertible Notes and the 2022 Daewoong Note. The Company recognized $(0.9) and $11.1 million of (expense) income during the three months ended June 30, 2023 and 2022, related to the change in fair market value of the Daewoong Convertible Notes and 2022 Daewoong Note. As of December 31, 2022 and 2021 , and June 30, 2023, the principal amount outstanding (excluding the PIK Principal) under the Daewoong Convertible Notes and the 2022 Daewoong Note was $60.0 million $30.0 million, and $60.0 million, respectively, with an estimated fair value of $67.3 million, $35.0 million, and $67.7 million, respectively.

Note 6.    Fair Value Measurements

The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The carrying value of cash, accounts receivables, accounts payable, accrued liabilities, convertible notes approximate fair value because of the short-term nature of those instruments. The following are other financial assets and liabilities that are measured at fair value on a recurring basis.

Convertible Notes at Fair Value

Due to certain embedded features within the convertible notes, the Company elected the fair value option to account for its convertible notes, including any paid-in-kind principal and interest, and the embedded features. During the years ended December 31, 2022 and 2021, and the six months ended June 30, 2023 and 2022, the Company recognized $(4.4) million, $0.8 million, $(6.1) million and $15.9 million respectively, of (expense) income related to the (increase) decrease in the fair value of the convertible notes. During the three months ended June 30, 2023 and 2022, the Company recognized $(1.5) million and $3.7 million of (expense) income in the fair value of the convertible notes. As of December 31, 2022 and 2021, and June 30, 2023, the principal amount outstanding under the convertible notes was $108.0 million, $67.5 million, and $121.9 million respectively, with an estimated fair value of $131.3 million, $86.4 million, and $134.4 million respectively. In April 2023, the contingent warrants were amended to include the merger between AEON, Priveterra Acquisition Corp., and Priveterra Merger Sub, Inc. as a qualifying listing under the warrant agreement, state that the holders of the contingent warrants will exercise the warrants, and that the holders will receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since the convertible note holders are related parties of AEON, the debt extinguishment is accounted for as a capital transaction. As such, during the three and six months ended June 30, 2023 due to the warrant modification, the Company recognized a $17.0 million reduction to the underlying fair value of the convertible notes and recorded a corresponding increase of $17.0 million to additional paid in capital. See Note 4, “Related Party Transaction,” and Note 5, “Daewoong Convertible Notes” for more information on the convertible notes.

The fair value of the convertible notes is determined based on Level 3 inputs using a scenario-based analysis that estimates the fair value of the convertible notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios. The significant unobservable input assumptions that can significantly change the fair value include (i) the weighted average cost of capital, (ii) the timing of payments, (iii) the discount for lack of marketability, (iv) the probability of certain corporate scenarios, and (v) the long-term pretax operating margin. During the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022 the Company utilized discount rates ranging from 20% to 40% and 15% to 28% and 15% to 40% and 25% to 35%, respectively, reflecting changes in the Company’s risk profile, time-to-maturity probability, and key terms when modified to the convertible notes.

Preferred Stock Warrant Liability

In 2016, in connection with an earlier debt issuance that has been subsequently settled, the Company issued to one of its investors, Longitude Venture Partners II, L.P. (“Longitude”), warrants to purchase 342,011 shares of the Company’s Series B convertible preferred stock at an exercise price of $7.3097 per share. The Company accounts for the warrants as a liability included in Other liabilities in the accompanying consolidated balance sheets, which were initially recorded at their fair value of $0.8 million on the date of issuance and are subject to remeasurement at each subsequent balance sheet date. Any change in fair value of the warrants as a result of the remeasurement is recognized as a component of other (loss) income, net in the accompanying consolidated statements of operations and comprehensive loss.

The fair value of the warrant liability is determined based on Level 3 inputs using the Black-Scholes option-pricing model, which includes expected volatility, risk-free interest rate, expected life and expected dividend yield. The warrant liability was not material as of December 31, 2022, 2021, and June 30, 2023 and there were no material changes in fair value in each of the years ended December 31, 2022, 2021 and the six months ended June 30, 2023 and 2022.

Note 7.    Commitments and Contingencies

Operating Leases

The Company subleased office space from SCH pursuant to shared services agreements entered into in August 2019 with Strathspey Crown Limited, LLC, an affiliate of SCH, with an effective date of January 2019. The services agreements had a one-year term and renewed for successive one-year terms unless sooner terminated by either party upon sixty days’ notice to the other party. In connection with the termination of the shared services agreements with Strathspey Crown Limited, LLC, the office sublease was terminated in December 2021. The Company accounted for the previously subleased office lease as a short-term lease as of December 31, 2020.

In December 2021, the Company entered into a three-year non-cancellable lease for office space. The lease does not include variable or contingent lease payments. An operating lease asset and liability are recognized based on the present value of the remaining lease payments discounted using the Company’s incremental borrowing rate. Lease expense is recognized on a straight-line basis over the lease term. The following table summarizes supplemental balance sheet information related to the operating lease as of December 31, 2022 (in thousands):

Minimum lease payments by fiscal year
2023	$309
2024	292
Total future minimum lease payments	601
Less: Imputed interest	(77)
Present value of lease payments	524
Less: Current portion (included in other accrued expenses)	(282)
Noncurrent operating lease liability	$242
Operating lease right-of-use asset	$475
Remaining lease term in years	1.9
Discount rate	10%

The following table summarizes supplemental balance sheet information related to the operating lease as of December 31, 2021 (in thousands):

Minimum lease payments by fiscal year
2022	$248
2023	309
2024	292
Total future minimum lease payments	849
Less: Imputed interest	(117)
Present value of lease payments	732
Less: Current portion	(208)
Noncurrent operating lease liability	$524
Operating lease right-of-use asset	$729
Remaining lease term in years	2.9
Discount rate	10%

The following table summarizes supplemental disclosures of operating cost and cash flow information related to operating leases for the year ended December 31, 2022 and six months ended June 30, 2023:

	Years Ended		Six Months Ended
	December 31,		June 30,
	2022	2021	2023	2022
Cost of operating leases	$279	$124	$138	$141
Cash paid for operating leases	248	21	154	99

Daewoong License and Supply Agreement

On December 20, 2019, the Company entered the Daewoong Agreement, pursuant to which Daewoong agreed to manufacture and supply ABP-450 and grant the Company an exclusive license for therapeutic indications to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit ABP-450 in the United States, the European Union, the United Kingdom, Canada, Australia, Russia, the Commonwealth of Independent States and South Africa (collectively the “covered territories”).

Daewoong has agreed to supply the Company with ABP-450 at an agreed-upon transfer price, with no milestone or royalty payments and no minimum purchase requirements. Daewoong is responsible for all costs related to the manufacturing of ABP-450, including costs related to the operation and upkeep of its manufacturing facility, and the Company is responsible for all costs related to obtaining regulatory approval, including clinical expenses, and commercialization of ABP-450. The Company’s exclusivity is subject to its exercise of commercially reasonable efforts to: (i) achieve all regulatory approvals necessary for ABP-450 to be marketed in the territory for therapeutic indications and (ii) commercialize ABP-450 in the territory for therapeutic indications. During the term of the Daewoong Agreement, the Company cannot purchase, sell or distribute any competing products in a covered territory or sell ABP-450 outside a covered territory.

The initial term of the Daewoong Agreement is from December 20, 2019 to the later of (i) the fifth anniversary of approval from the relevant governmental authority necessary to market and sell ABP-450 or (ii) December 20, 2029, and automatically renews for unlimited additional three-year terms, provided the Daewoong Agreement is not earlier terminated. The Daewoong Agreement will terminate upon written notice by either the Company or Daewoong upon a continuing default that remains uncured within 90 days (or 30 days for a payment default) by the other party, or without notice upon the bankruptcy or insolvency of the Company.

The Company has accrued $0.2 million, $0.5 million, and $0.4 million for ABP-450 supplies as of December 31, 2022 and 2021, and June 30, 2023, respectively.

Legal Proceedings

The Company, from time to time, is involved in various litigation matters or regulatory encounters arising in the ordinary course of business that could result in unasserted or asserted claims or litigation. Other than as described below, the Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its accompanying financial position, results of operations or cash flows.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. No amounts were accrued as of December 31, 2022 and 2021, and June 30, 2023.

Medytox Litigation

Evolus, the Company, SCH and Daewoong were defendants to a lawsuit brought by Medytox, Inc. (“Medytox”) alleging, among other things, that Daewoong stole Medytox’s botulinum toxin bacterial strain and that Daewoong misappropriated certain trade secrets of Medytox, including the process used to manufacture ABP-450 (the “Superior Court Medytox Litigation”). The lawsuit was stayed pending resolution of a civil lawsuit against Daewoong brought by Medytox in South Korea (the “Korea Litigation”). Effective February 18, 2021, Evolus, Medytox and Allergan entered into a settlement agreement pursuant to which Medytox agreed to dismiss the Superior Court Medytox Litigation. On February 23, 2021, the Superior Court Medytox Litigation was dismissed.

The Company and Daewoong were named as defendants in a lawsuit brought by Medytox in the United States District Court for the Central District of California in May 2021 (the “District Court Medytox Litigation”), alleging, among other things, that Daewoong stole Medytox’s botulinum toxin bacterial strain (the “BTX strain”), and misappropriated certain trade secrets of Medytox, including the process used to manufacture ABP-450 using the BTX strain, and that the Company’s and Daewoong’s activities conducted in the United States give rise to liability for misappropriation of trade secrets. Medytox sought, among other things, (i) actual, consequential and punitive damages, (ii) a reasonable royalty, as appropriate, (iii) disgorgement of any proceeds or profits, (iv) injunctive relief prohibiting the Company from using Medytox’s trade secrets to manufacture, offer to sell, or sell therapeutic BTX products, including ABP-450, and (v) attorneys’ fees and costs.

Effective June 21, 2021, the Company and Medytox entered into a settlement and license agreement (the “Settlement Agreement”) pursuant to which, among other things, Medytox agreed (a) to dismiss all claims against the Company in the District Court Medytox Litigation, (b) to pursue dismissal of the appeals related to the December 2020 final determination of the United States International Trade Commission and agreed that as a result of such dismissal the final determination would be vacated, (c) to file appropriate documents in the Korea Litigation and related actions in support of the terms of the settlement, and (d) not to revive or otherwise pursue the Superior Court Medytox Litigation with respect to the Company; the Company and Medytox agreed to enter into a share issuance agreement pursuant to which the Company issued 26,680,511 shares of the Company’s common stock, par value $0.0001 per share, to Medytox; and the Company agreed to pay Medytox single-digit royalties on the net sales of licensed products for 15 years following the Company’s first $1.0 million in product sales. In the event the shares of AEON common stock the Company issued to Medytox represent less than 10% of the Company’s total outstanding shares immediately prior to the consummation of the Business Combination (the “Target Ownership”), the Company will issue additional shares of AEON common stock to Medytox sufficient to cause Medytox to achieve the Target Ownership. On May 5, 2022, the Company and Medytox amended the Settlement Agreement to clarify that the Target Ownership would be calculated on the earlier of the Company’s initial public offering or the conversion of the Company’s preferred stock into common stock.

On June 28, 2021, the claims against the Company in the District Court Medytox Litigation were dismissed with prejudice. In connection with the issuance of 26,680,511 shares of its common stock to Medytox, the Company recognized $29.0 million as litigation settlement in June 2021.

Note 8.    Income Taxes

The Company’s loss before income taxes was entirely generated from its U.S. operations. As a result of its continuing losses, the Company had no provision for income taxes in the years ended December 31, 2022 and 2021, and the three and six months ended June 30, 2023 and 2022.

As of December 31, 2022 and 2021, the Company had federal net operating loss (“NOL”) carryforwards of $67.5 and $54.3 million, respectively, which will begin to expire in 2036. The Company had state NOLs of $67.4 and $24.0 million as of December 31, 2022 and 2021, respectively, which will begin to expire in 2036. As of December 31, 2022 and 2021, the Company has federal research and development (“R&D”) credit carryforwards of $3.9 million and $1.7 million, respectively, which will begin to expire in 2039. As of December 31, 2022 and 2021, the Company also has California R&D credit carryforwards of $3.0 million and $1.5 million, respectively, which have an indefinite carryforward period.

In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards and the R&D credit carryforwards is subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards and R&D credit carryforwards before utilization and may be material. As of December 31, 2022, the Company has not determined to what extent a potential ownership change will impact the annual limitation that may be placed on the Company’s utilization of its NOL carryovers and R&D credit carryforwards.

The components of deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Accrued compensation	$296	$289
Accrued other expense	123	114
Stock compensation	5,303	3,913
Start-up costs and other intangibles	13,727	14,104
Lease liability	157	219
Net operating losses	20,131	13,536
Capitalized Research and Development Expenses	6,387	—
Other	32	22
	46,156	32,197
Less: valuation allowance	(45,928)	(31,939)
Total deferred tax assets	228	258
Deferred tax liabilities:
Depreciation	(89)	(40)
ROU Asset	(139)	(218)
Total deferred tax liabilities	(228)	(258)
Net deferred income taxes	$—	$—

A reconciliation of the difference between the provision (benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	December 31,
	2022	2021
Income tax at statutory rate	21.0%	21.0%
Convertible notes	(1.8)%	0.3%
Stock compensation	(0.5)%	(0.4)%
Change in valuation allowance	(18.7)%	(20.9)%
Effective tax rate	0.0%	0.0%

A reconciliation of unrecognized tax benefits at the beginning and end of 2022 and 2021 is as follows (in thousands):

	December 31,
	2022	2021
Balance, beginning of year	$7,270	$4,989
Increases due to current year tax positions	3,791	2,281
Decreases due to prior year tax positions	—	—
Balance, end of year	$11,061	$7,270

The Company has considered the amounts and probabilities of the outcomes that can be realized upon ultimate settlement with the tax authorities and determined unrecognized tax benefits should be established of $11.1 million, $7.3 million as of December 31, 2022 and 2021, respectively. The Company’s effective income tax rate would not be impacted if the unrecognized tax benefits are recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There were no accrued interest and penalties associated with uncertain tax positions as of December 31, 2022. The Company’s tax returns for all years since inception are open for audit.

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.

On March 27, 2020, the President of the United States signed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) into law. The CARES Act broadly provides entities tax payment relief and significant business incentives and makes certain technical corrections to the 2017 Tax Cuts and Jobs Act, or the Tax Act. The tax relief measures for entities include a five-year net operating loss carry back, increases interest expense deduction limits, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property. On December 27, 2020, Congress passed, and President Trump signed into law, the Consolidated Appropriations Act, 2021 (the “Act”), which includes certain business tax provisions. ASC Topic 740, Income Taxes, requires the effect of changes in tax law be recognized in the period in which new legislation is enacted. The enactment of the CARES Act and Consolidated Appropriations Act, 2021 did not have a material impact on the Company’s consolidated financial position and results of operations as of December 31, 2022.

Note 9.    Convertible Preferred Stock

As of December 31, 2022 and 2021, and June 30, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue up to 44,666,035 shares of preferred stock at a par value of $0.0001 per share. The Company has the following convertible preferred stock issued and outstanding at December 31, 2022 and 2021, and June 30, 2023:

				Preferential	Carrying Value,
				Liquidation	Net of Issuance
	Shares	Shares Issued	Per Share	Value	Costs
	Authorized	and Outstanding	Preference	(in thousands)	(in thousands)
Series
Series A	7,393,333	2,505,508	$5.4779	$13,725	$13,819
Series A-1	4,107,414	—	5.4779	—	—
Series A-2	4,846,750	4,846,750	5.4779	26,550	26,379
Series B	20,520,678	6,244,395	7.3097	45,645	43,896
Series B-1	136,805	—	7.3097	—	—
Series B-2	7,661,055	7,661,055	7.3097	56,000	53,855
	44,666,035	21,257,708		$141,920	$137,949

The holders of the convertible preferred stock have various rights and preferences as follows:

Voting Rights

The holders of each share of convertible preferred stock have the right to one vote for each share of common stock into which such preferred stock could be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. Each holder of convertible preferred stock is entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

Election of Directors

The holders of Series A and Series A-2 convertible preferred stock, voting together as a single class are entitled to elect one director of the Company. The holders of Series B and Series B-2 convertible preferred stock, voting together as a single class, are entitled to together elect one director of the Company. The holders of the convertible preferred stock and common stock (voting together as a single class and not as separate series, and with the preferred stock voting on an as-converted basis using then-effective conversion prices) are entitled to elect any remaining directors of the Company.

Dividends

The holders of shares of Series B, Series B-1 and Series B-2 convertible preferred stock are entitled to non-cumulative dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on the Series A, Series A-1 and Series A-2 convertible preferred stock, or common stock of the Company, at the rate of $0.5847768 per calendar year for each share of Series B, Series B-1 and Series B-2 convertible preferred stock, payable when, as and if declared by the Board of Directors.

The holders of shares of Series A, Series A-1 and Series A-2 convertible preferred stock are entitled to non-cumulative dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.4382 per calendar year for each share of Series A, Series A-1 and Series A-2 preferred stock, payable when, as and if declared by the Board of Directors.

Declared but unpaid dividends with respect to a share of preferred stock shall, upon conversion of such share to common stock, be paid to the extent assets are legally available therefor in cash. As of December 31, 2022 and 2021 and June 30, 2023, no cash dividends have been declared to date. During 2020, the Company distributed in-kind dividends to its stockholders. See Note 3, “Contribution and Distribution of Affiliated Companies” for more information on the distribution of in-kind dividends.

Liquidation

In the event of any liquidation event, the holders of Series B-2 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the proceeds of such liquidation event (“Proceeds”) to the holders of Series A-2 convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series B original issue price of $7.3097 per share, plus declared but unpaid dividends on each such share (the “Series B-2 Liquidation Preference”).

Subject to the payments set forth above, in the event of any liquidation event, the holders of Series A-2 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such liquidation event to the holders of Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series A original issue price of $5.4779 per share, plus declared but unpaid dividends on each such share (the “Series A-2 Liquidation Preference”).

Subject to the payments set forth above, in the event of any liquidation event, the holders of Series B convertible preferred stock and Series B-1 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such liquidation event to the holders of Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series B original issue price of $7.3097 per share, plus declared but unpaid dividends on each such share (the “Series B Liquidation Preference”).

Subject to the payments set forth above, the holders of Series A convertible preferred stock and Series A-1 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of common stock, an amount per share equal to the Series A issue price of $5.4779, plus declared but unpaid dividends on each such share (the “Series A Liquidation Preference”).

Upon the completion of the distributions above, the remaining Proceeds available for distribution to stockholders, if any, would be distributed ratably among the holders of convertible preferred stock and common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted into common stock at the then effective conversion price.

Conversion

Each share of convertible preferred stock can be converted, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stock. The conversion rate is 1:1 initially.

Each share of convertible preferred stock would automatically convert into shares of common stock based on the applicable conversion rate at the time in effect upon the earlier of (A) immediately prior to the closing, and conditioned upon such closing, of the sale of the Company’s common stock in an underwritten public offering at a public offering price per share of not less than (w) $7.3097 minus the sum of (x) the fair market value of the per unit membership interest of A1, as determined by the Board of Directors of the Company in good faith (the “A-1 Per Unit Price”) plus (y) the fair market value of the per unit membership interest of AC HoldCo, as determined by the Board of Directors of the Company in good faith (the “AC Per Unit Price”) plus (z) the fair market value of the per unit membership interest of Z HoldCo, as determined by the Board of Directors of the Company in good faith (together with the A-1 Per Unit Price and the AC Per Unit Price, the “Aggregate Spin-Out Value”), and yielding net proceeds (after discounts and commissions) to the Company of at least $50 million, or (B) on the date specified by affirmative vote at a meeting or by written consent from the holders of at least two-thirds of the convertible preferred stock then outstanding, voting as a single class on an as-converted-to-common stock basis (the “Preferred Supermajority”).

In the event that the Preferred Supermajority enacts a conversion of the Series A Preferred Stock in conjunction with the consummation of an initial public offering of the common stock in which the public offering price per share of the common stock (the “IPO Per Share Price”) is less than 71.4286% of the then effective per share Series A-2 Liquidation Preference (the “Adjusted Series A-2 Preference Amount”), then the number of shares of common stock issuable with respect to each share of Series A convertible preferred stock, each share of Series A-1 convertible Preferred Stock and each share of Series A-2 convertible preferred stock will be equal to the greater of (A) the quotient obtained by dividing (x) the Adjusted Series A-2 Preference Amount by (y) the IPO Per Share Price, or (B) the quotient obtained by dividing the Series A original issue price of $5.4779 per share by the applicable conversion price for such series of the Series A Preferred Stock, each as in effect on the date of effective conversion.

In the event of an automatic conversion in conjunction with the consummation of an initial public offering of the common stock in which the IPO Per Share Price is less than the Series B original issue price of $7.3097 per share, then the applicable conversion price for the Series B convertible preferred stock, the Series B-1 convertible preferred stock and the Series B-2 convertible preferred stock for purposes of the approved conversion will be the IPO Per Share Price, rounded to the nearest whole cent with one-half cent rounded up.

Redemption

The convertible preferred stock is not redeemable. The Company has classified the convertible preferred stock as temporary equity on the accompanying consolidated balance sheets as these shares could be redeemed upon the occurrence of certain change in control events that are outside of the Company’s control.

Convertible Preferred Stock Warrants

Pursuant to the terms of the Company’s Bridge Note, in 2016 the Company issued Longitude warrants to purchase 342,011 shares of the Company’s Series B convertible preferred stock at an exercise price of $7.3097 per share. The warrants were exercisable, in whole or in part, from the date of issuance and expired on May 31, 2023.

Note 10.    Common Stock

As of December 31, 2022 and 2021 and June 30, 2023, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue up to 207,450,050 shares of common stock at a par value of $0.0001 per share. As of December 31, 2022 and 2021 and June 30, 2023, 138,848,177 shares were issued and 138,825,356 shares were outstanding. The holders of common stock are entitled to receive dividends whenever funds are legally available, when and if declared by the Company’s Board of Directors, subject to the prior rights of the holders of the Company’s convertible preferred stock. As of December 31, 2022, 2021 and June 30, 2023, no cash dividend has been declared to date. Each share of common stock is entitled to one vote.

The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of preferred stock and common stock, voting together as a single class.

As of December 31, 2022 and 2021, and June 30, 2023, the Company had reserved common stock for future issuance as follows:

	December 31,		June 30, 2023
	2022	2021	(unaudited)
Conversion of convertible preferred stock	21,257,708	21,257,708	21,257,708
Stock options issued and outstanding	9,694,890	10,516,525	9,694,890
Shares available for future issuance under the stock incentive plan	27,884,000	27,884,000	27,884,000
Restricted stock units	—	—	15,059
Convertible preferred stock warrants outstanding	342,011	342,011	—
Total common stock reserved	59,178,609	60,000,244	58,851,657

The total common stock reserved does not include shares of common stock issuable upon conversion of the outstanding convertible notes, which amount is not determinable at this time.

Note 11.    Share-based Compensation Stock Incentive Plans

AEON 2013 Stock Incentive Plan

In 2013, the Company established its 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”) as amended from time to time, that provides for the granting of nonqualified stock options, restricted stock and stock appreciation rights to employees, members of the Board of Directors and non-employee consultants. As of December 31, 2022 and 2021, and June 30, 2023 the aggregate number of shares available for future grant under the 2013 Stock Incentive Plan was 27,884,000 shares, 27,884,000 shares and 27,884,000 shares, respectively.

The 2013 Stock Incentive Plan provides for stock options to be granted with exercise prices not less than the estimated fair value of the Company’s common stock, and incentive options to be granted to individuals owning more than 10% of the total combined voting power of all classes of stock of the Company with exercise prices not less than 110% of the estimated fair value of the Company’s common stock on the date of grant. Stock options granted generally expire ten years after their original date of grant and generally vest between three years to four years with 25% vesting on the first anniversary of the date of grant and then monthly vesting after that. Stock options granted to a 10% stockholder are exercisable up to five years from the date of grant. Restricted stock awards granted generally become fully vested between one to three years.

ABP Sub Inc. 2019 Incentive Award Plan

In June 2019, ABP Sub Inc., the Company’s wholly owned subsidiary, established its 2019 Incentive Award Plan (the “2019 Incentive Award Plan”), as amended from time to time, that provides for the granting of incentive and nonqualified stock options, restricted stock units, restricted stock and stock appreciation rights to its employees, members of the Board of Directors and non-employee consultants. As of December 31, 2022 and 2021, and June 30, 2023 the aggregate number of shares available for future grant under the 2019 Incentive Award Plan was 199,328 shares, 199,328 shares, and 199,328 shares, respectively. The ABP Sub Inc. 2019 Incentive Award Plan has similar grant terms as the Company’s 2013 Stock Incentive Plan.

Share-based Award Activity

AEON 2013 Stock Incentive Plan

The following table summarizes stock option activity under the Company’s 2013 Stock Incentive Plan:

					Six months ended
	December 31				June 30, 2023
	2022		2021		(unaudited)
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of period	10,516,525	$1.51	10,516,525	$1.51	9,694,890	1.53
Options granted	—	—	—	—	—	—
Options forfeited	(821,635)	$1.23	—	—	—	—
Outstanding, end of period	9,694,890	$1.53	10,516,525	$1.51	9,694,890	$1.53
Exercisable, end of period	9,694,890	$1.53	10,516,525	$1.51	9,694,890	$1.53

The Company did not grant any options during the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023. As of December 31, 2022 and 2021, and June 30, 2023, the weighted average remaining contractual life of options outstanding and options exercisable were 2.5, 3.6, and 2.2 years, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2022 and 2021, and June 30, 2023 were $0.3 million, $0.3 million and $0.2 million, respectively. The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying options and the estimated fair value of the Company’s common stock at December 31, 2022 and 2021, and June 30, 2023.

During the years ended December 31, 2022 and 2021, and the six months ended June 30, 2023, the Company recognized no share-based compensation expense related to stock options granted under the 2013 Stock Incentive Plan. As of December 31, 2022 and 2021, and June 30, 2023, there was no unrecognized compensation expense related to non-vested stock options.

ABP Sub Inc. 2019 Incentive Award Plan

The following table summarizes stock option activity under ABP Sub Inc.’s 2019 Incentive Award Plan:

					Six months ended
	December 31				June 30, 2023
	2022		2021		(unaudited)
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of period	38,172	$986.36	27,555	$929.08	45,534	$958.75
Options granted	16,437	898.58	13,192	1,089.41	—	—
Options forfeited	9,075	965.92	2,575	901.40	303	1,021.98
Outstanding, end of period	45,534	$958.75	38,172	$986.36	45,231	$959.20
Exercisable, end of period	23,155	$958.56	13,061	$942.69	24,660	$951.97

The weighted average fair value of options granted during the years ended December 31, 2022 and 2021 was $488.02 and $598.07, respectively. During the six months ended June 30, 2023, there were no options granted. As of December 31, 2022, the weighted average remaining contractual life of options outstanding and options exercisable was 8.1 years and 7.4 years, respectively. As of December 31, 2021, the weighted average remaining contractual life of options outstanding and options exercisable was 8.6 years and 8.2 years, respectively. As of June 30, 2023, the weighted average remaining contractual life of options outstanding and options exercisable was 7.6 years and 7.2 years, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2021 was $0.3 million and $0.1 million, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2022 was $0.0 million and $0.0 million, respectively. The aggregate intrinsic value of options outstanding and options exercisable at June 30, 2023 was $0.0 million and $0.0 million, respectively. The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying options and the estimated fair value of ABP Sub Inc.’s common stock at December 31, 2022 and 2021, and June 30, 2023.

During the years ended December 31, 2022 and 2021 and six months ended June 30, 2023 and 2022, the Company recognized $5.9 million and $5.2 million, and $2.5 million and $3.2 million, respectively, of share-based compensation expense related to stock options granted with a corresponding increase in noncontrolling interest. During the three months ended June 30, 2023 and 2022, the Company recognized $1.1 million and $1.7 million, respectively, of share-based compensation expense related to stock options granted with a corresponding increase in noncontrolling interest. As of December 31, 2022 and 2021, and June 30, 2023, total unrecognized compensation expense related to nonvested stock options was $12.3 million, $10.6 million, and $6.3 million, respectively, which is expected to be recognized over the weighted-average remaining requisite service period of 24 months, 30 months, and 19 months, respectively.

During the years ended December 31, 2022 and 2021, and the six months ended June 30, 2023 and 2022, the Company recognized $0.1 million, $0.3 million, $0.0 million and $0.0 million, respectively, of compensation expense related to stock options for services completed by nonemployee consultants upon grant of the stock option award with a corresponding increase to noncontrolling interest. During the three months ended June 30, 2023 and 2022, the Company recognized $0.0 million and $0.0 million, respectively, of compensation expense related to stock options for services completed by nonemployee consultants. During the year ended December 31, 2021, upon granting stock options to the nonemployee consultants, the Company reclassed $0.9 million from other accrued expenses to non-controlling interest in the accompanying consolidated balance sheets.

Share-based Compensation Expense and Valuation Information

The Company accounts for the measurement and recognition of compensation expense for all share-based awards based on the estimated fair value of the awards. The fair value of share-based awards is amortized on a straight-line basis over the requisite service period. The Company records share-based compensation expense net of actual forfeitures.

During the years ended December 31, 2022 and 2021, and the six months ended June 30, 2023, the Company recognized share-based compensation expense of $5.9 million, $5.2 million, and $2.5 million, respectively, consisting of $4.6 million, $4.4 million, and $2.2 million in selling, general and administrative expenses, respectively, and $1.3 million, $0.8 million, and $0.3 million, respectively, in research and development expenses in the accompanying consolidated statements of operations and comprehensive loss. During the three months ended June 30, 2023 and 2022, the Company recognized share-based compensation expense of $1.1 million and $1.7 million, respectively, consisting of $1.0 million and $1.5 million in selling, general and administrative expenses, respectively, and $0.1 million and $0.2 million, respectively, in research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.

The fair value of stock options under the 2019 Stock Incentive Award Plan was estimated using the following assumptions:

December 31,
	2022	2021
Expected volatility	47% – 61%	56% – 60%
Risk-free interest rate	1.87% – 3.92%	0.79% – 1.33%
Expected life (in years)	5.75 – 6.25	5.30 – 6.25
Expected dividend yield	—	—

Fair Value of the Underlying Common Stock.    Since the Company’s common stock is not traded in a public stock market exchange, the Board of Directors considers numerous factors including new business and economic developments affecting the Company and independent appraisals, when appropriate, to determine the fair value of the Company’s common stock. Independent appraisal reports were prepared using valuation techniques, such as discounted cash flow analyses, from which a discount factor for lack of marketability was applied. This determination of the fair value of the common stock was performed on a contemporaneous basis. The Board of Directors determined the Company’s common stock fair value on an as needed basis.

Expected Life.    The expected life is calculated using the simplified method as the Company does not have sufficient historical information to provide a basis for the estimate. The simplified method is based on the average of the vesting tranches and the contractual life of each grant.

Expected Volatility.    The expected volatility is estimated based on a study of selected publicly traded peer companies as the Company does not have any trading history for its common stock. The Company selected the peer group based on similarities in industry, stage of development, size and financial leverage with the Company’s principal business operations. For each grant, the Company measured historical volatility over a period equivalent to the expected life.

Risk-free Interest Rate.    The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues whose term is similar in duration to the expected life of the respective stock option.

Expected Dividend Yield.    The Company has not paid and does not anticipate paying any dividends on its common stock in the foreseeable future. Accordingly, the Company has estimated the dividend yield to be zero.

Note 12.    Subsequent Events

The Company has evaluated subsequent events for the financial statements as of and for the year ended December 31, 2022, through March 9, 2023, the date the financial statements were issued.

The Company has further evaluated subsequent events for recognition and remeasurement purposes and for disclosure purposes as of and for the six months ended June 30, 2023, through August 11, 2023. After review and evaluation, management has concluded that there were no material subsequent events as of the date that the financial statements were available to be issued other than as noted below.

On July 21, 2023, the Company announced the closing of its previously announced business combination with Priveterra Acquisition Corp. (NASDAQ: PMGM) (“Priveterra”), a special purpose acquisition company. Upon the closing of the merger, Priveterra changed its name to “AEON Biopharma, Inc.” and transitioned the listing of its securities to the New York Stock Exchange American, where its common stock and warrants began trading on July 24, 2023, under the symbols AEON and AEON WS, respectively. The Company also announced the closing of its previously announced funding arrangements of up to $125 million. The funding includes approximately $50 million of committed financing (including $20 million of previously announced financing) from existing and new AEON investors, as well as the cash remaining in Priveterra's trust account after redemptions. These committed financings provided the capital necessary to consummate the business combination and are expected to provide sufficient proceeds to fund the Company beyond the announcement of topline data from the Company's Phase 2 study with ABP-450 for the preventive treatment of episodic migraine, anticipated in the fall of 2023. The balance of the $125 million in funding arrangements is in the form of certain forward purchase agreements of up to $75 million of potential financing with third-party financing providers.